                                                                                                              Exhibit 12(b)
                                                  Aon CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                                    COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
                                           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                                          AND PREFERRED STOCK DIVIDENDS


                                                    First Quarter
                                                    Ended March 31,                       Years Ended December 31,
                                              ---------------------   ---------------------------------------------------------
(millions except ratios)                          1997        1996        1996        1995        1994        1993        1992(1)
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------


Income from continuing operations
  before provision for income taxes (2)       $   15.2    $  145.6    $  445.6    $  458.0    $  397.0    $  331.6    $  179.1

Add back fixed charges:

Interest on indebtedness                          14.6        13.8        44.7        55.5        46.4        42.3        41.9

Interest on ESOP                                   1.0         1.2         4.3         5.3         5.9         6.5         6.9

Portion of rents representative of
  interest factor                                 14.7         6.7        28.6        21.4        28.7        26.1        19.2
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------

  INCOME AS ADJUSTED                          $   45.5    $  167.3    $  523.2    $  540.2    $  478.0    $  406.5    $  247.1
                                              =========   =========   =========   =========   =========   =========   =========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

Interest on indebtedness:                     $   14.6    $   13.8    $   44.7    $   55.5    $   46.4    $   42.3    $   41.9

Preferred stock dividends                         19.4         7.8        28.7        37.5        48.4        47.5        20.3
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------

  INTEREST AND DIVIDENDS                          34.0        21.6        73.4        93.0        94.8        89.8        62.2

Interest on ESOP                                   1.0         1.2         4.3         5.3         5.9         6.5         6.9

Portion of rents representative of
  interest factor                                 14.7         6.7        28.6        21.4        28.7        26.1        19.2
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------

  TOTAL FIXED CHARGES AND PREFERRED
    STOCK DIVIDENDS                           $   49.7    $   29.5    $  106.3    $  119.7    $  129.4    $  122.4    $   88.3
                                              =========   =========   =========   =========   =========   =========   =========


RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK DIVIDENDS (3)        0.9         5.7         4.9         4.5         3.7         3.3         2.8
                                              =========   =========   =========   =========   =========   =========   =========

Ratio of earnings to combined fixed
  charges and preferred stock dividends (4)        3.8                     5.8                                             3.8
                                              =========               =========                                       =========

(1)  Income  from  continuing  operations  before  provision  for  income  taxes excludes the cumulative effect of changes in accounting principles.
(2)  Income from continuing operations before provision for income taxes and minority interest includes special charges of $145 million in first quarter ended March 31, 1997 and $90.5 million and $86.5 million in the years ended
     December 31, 1996 and 1992, respectively.
(3)  The ratio of earnings to combined fixed charges and preferred stock dividends for first quarter ended March 31, 1997 is less than a one-to-one coverage indicating that earnings are inadequate to cover fixed charges by $4.2 million.
     Included in total fixed charges and preferred stock dividends for first quarter ended March 31, 1997 are $14.1 million of pretax distributions on the 8.205% trust preferred captial securities which are classified as
     "minority interest" on the condensed consolidated statements of operations.
(4)  The  calculation  of this ratio of earnings to fixed  charges  reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for the first quarter ended March 31, 1997 and the years ended December 31, 1996 and 1992, respectively.


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